Exhibit 99.7

April 27, 2009

Harvard Savings, MHC

Harvard Illinois Financial Corp.

Harvard Savings Bank

58 N Ayer Street

Harvard, Illinois 60033

Attention: Duffield J. Seyller III, President

Ladies and Gentlemen:

This letter confirms the engagement of Keefe, Bruyette and Woods, Inc. (“KBW”) to act as the Records Agent to Harvard Savings, MHC, Harvard Illinois Financial Corp. and Harvard Savings Bank (collectively the “Bank”) in connection with Harvard Savings, MHC’s proposed conversion from a mutual holding company into a full stock company pursuant to a Plan of Conversion and Reorganization, including the offer and sale of common stock of a newly organized holding company of the Bank (the “Offering”).

Records Agent Services: As Records Agent, and as the Bank may reasonably request, KBW will provide the following services:

1.	Consolidation of Accounts and Development of a Central File, including, but not limited to the following:

•	Consolidate accounts having the same ownership and separate the consolidated file information into necessary groupings to satisfy mailing requirements;

•	Create the master file of account holders as of key record dates; and

•	Provide software for the operation of the Bank’s Stock Information Center, including subscription management and proxy solicitation efforts

2.	Preparation of Proxy Forms; Proxy Solicitation and Special Meeting Services, including, but not limited to the following:

•	Assist the Bank’s financial printer with labeling of proxy materials for voting and subscribing for stock;

•	Provide support for any follow-up mailings to members, as needed, including proxy grams and additional solicitation materials;

•	Proxy and ballot tabulation; and

•	Act as Inspector of Election for the Bank’s special meeting of members, if requested, and the election is not contested

Harvard Savings, MHC

Harvard Illinois Financial Corp.

Harvard Savings Bank

April 27, 2009

3.	Subscription Services, including, but not limited to the following:

•	Assist the Bank’s financial printer with labeling of stock offering materials for subscribing for stock;

•	Provide support for any follow-up mailings to members, as needed, including additional solicitation materials;

•	Stock order form processing and production of daily reports and analysis;

•	Provide supporting account information to the Bank’s legal counsel for ‘blue sky’ research and applicable registration;

•	Assist the Bank’s transfer agent with the generation and mailing of stock certificates;

•	Perform interest and refund calculations and provide a file to enable the Bank to generate interest and refund checks;

•	Create 1099-INT forms for interest reporting, as well as magnetic media reporting to the IRS, for subscribers paid $10 or more in interest for subscriptions paid by check

Fees: For the Records Agent services outlined above, the Bank agrees to pay KBW a fee of $15,000. This fee is based upon the requirements of current banking regulations, the Bank’s Plan of Conversion as currently contemplated, and the expectation that member data will be processed as of three key record dates. Any material changes in regulations or the Plan of Conversion, or delays requiring duplicate or replacement processing due to changes to record dates, may result in additional fees. All fees under this agreement shall be payable as follows: (a) $10,000 payable upon execution of this agreement, which shall be non-refundable; and (b) the balance upon the mailing of the proxy solicitation and offering materials.

Costs and Expenses: In addition to any fees that may be payable to KBW hereunder, the Bank agrees to reimburse KBW, upon request made from time to time, for its reasonable out-of-pocket expenses incurred in connection with its engagement hereunder, regardless of whether the Offering is consummated, including, without limitation, travel, lodging, food, telephone, postage, listings, forms and other similar expenses; provided, however, that KBW shall document such expenses to the reasonable satisfaction of the Bank.

Reliance on Information Provided: The Bank agrees to provide KBW with such information as KBW may reasonably require to carry out its services under this agreement. The Bank recognizes and confirms that KBW (a) will use and rely on such information in performing the services contemplated by this agreement without having independently verified the same, and (b) does not assume responsibility for the accuracy or completeness of the information or to conduct any independent verification or any appraisal or physical inspection of properties or assets.

Harvard Savings, MHC

Harvard Illinois Financial Corp.

Harvard Savings Bank

April 27, 2009

Limitations: KBW, as Records Agent hereunder, (a) shall have no duties or obligations other than those specifically set forth herein; (b) will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any order form or any stock certificates or the shares represented thereby, and will not be required to and will make no representations as to the validity, value or genuineness of the offer; (c) shall not be obliged to take any legal action hereunder which might in its judgment involve any expense or liability, unless it shall have been furnished with reasonable indemnity satisfactory to it; and (d) may rely on and shall be protected in acting in reliance upon any certificate, instrument, opinion, notice, letter, telex, telegram, or other document or security delivered to it and in good faith believed by it to be genuine and to have been signed by the proper party or parties.

The Company also agrees neither KBW , nor any of its affiliates nor any officer, director, employee or agent of KBW or any of its affiliates, nor any person controlling KBW or any of its affiliates, shall be liable to any person or entity, including the Bank, by reason of any error of judgment, or for any act done by it in good faith, or for any mistake of law or fact in connection with this agreement and the performance hereof, unless caused by or arising primarily out of KBW’s bad faith or gross negligence. The foregoing agreement shall be in addition to any rights that KBW, the Company or any Indemnified Party (as defined herein) may have at common law or otherwise, including, but not limited to, any right to contribution.

Anything in this agreement to the contrary notwithstanding, in no event shall KBW be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if KBW has been advised of the likelihood of such loss or damage and regardless of the form of action.

Indemnification: The Bank agrees to indemnify and hold harmless KBW and its affiliates, the respective partners, directors, officers, employees, and agents of KBW and its affiliates and each other person, if any, controlling KBW or any of its affiliates and each of their successors and assigns (KBW and each such person being an “Indemnified Party”) to the fullest extent permitted by law, from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under applicable federal or state law, or otherwise, related to or arising out of the engagement of KBW pursuant to, and the performance by KBW of the services contemplated by, this letter, and will reimburse any Indemnified Party for all expenses (including reasonable counsel fees and expenses) as they are incurred, including expenses incurred in connection with investigation, preparing for or defending any such action or claim whether or not in connection with pending or threatened litigation, or any action or proceeding arising therefrom, whether or not KBW is a Party. The Bank will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court of competent jurisdiction to have resulted primarily from KBW’s bad faith or gross negligence.

Harvard Savings, MHC

Harvard Illinois Financial Corp.

Harvard Savings Bank

April 27, 2009

If the indemnification provided for in the foregoing paragraph is judicially determined to be unavailable (other than in accordance with the terms hereof) to any person otherwise entitled to indemnity in respect of any losses, claims, damages or liabilities referred to herein, then, in lieu of indemnifying such person hereunder, the Bank shall contribute to the amount paid or payable by such person as a result of such losses, claims, damages or liabilities (and expenses relating thereto) (i) in such proportion as is appropriate to reflect the relative benefits to the Bank, on the one hand, and KBW, on the other hand, of the engagement provided for in this Agreement or (ii) if the allocation provided for in clause (i) above is not available, in such proportion as is appropriate to reflect not only the relative benefits referred to in such clause (i) but also the relative fault of each of the Bank and KBW, as well as any other relevant equitable considerations; provided, however, in no event shall KBW’s aggregate contribution to the amount paid or payable exceed the aggregate amount of fees actually received by KBW under this Agreement. For the purposes of this Agreement, the relative benefits to the Bank and to KBW of the engagement under this Agreement shall be deemed to be in the same proportion as (a) the total value paid or contemplated to be paid or received or contemplated to be received by the Bank in the Conversion and the Offerings that are the subject of the engagement hereunder, whether or not consummated, bears to (b) the fees paid or to be paid to KBW under this Agreement.

This letter constitutes the entire Agreement between the parties with respect to the subject matter hereof and can be altered only by written consent signed by the parties. This Agreement is governed by the laws of the State of New York applicable to contracts executed in and to be performed in that state, without regard to such state’s rules concerning conflicts of laws. Any right to trial by jury with respect to any claim or action arising out of this agreement or conduct in connection with the engagement is hereby waived by the parties hereto.

Harvard Savings, MHC

Harvard Illinois Financial Corp.

Harvard Savings Bank

April 27, 2009

If the foregoing correctly sets forth our mutual understanding, please so indicate by signing and returning the original copy of this letter to the undersigned.

Very truly yours,

KEEFE, BRUYETTE & WOODS, INC.

By:
Charles E. Sloane
Managing Director

HARVARD SAVINGS, MHC

By:		Date: May 6, 2009
Name: DUFFIELD J. SEYLLER III
Title: PRESIDENT

HARVARD ILLINOIS FINANCIAL CORP.

By:		Date: May 6, 2009
Name: DUFFIELD J. SEYLLER III
Title: PRESIDENT

HARVARD SAVINGS BANK

By:		Date: May 6, 2009
Name: DUFFIELD J. SEYLLER III
Title: PRESIDENT